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                                                                    Exhibit 23.1


           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-118825) and related Prospectus of Stone Container Corporation for the registration of $200,000,000 of 7 3/8 percent Senior Notes due 2014 and to the inclusion and incorporation by reference therein of our report dated January 27, 2004, with respect to the consolidated financial statements and schedule of Stone Container Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

                                               Ernst & Young LLP

St. Louis, Missouri
October 6, 2004